Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR THIRD QUARTER 2009

•	Third quarter revenue totaled $1.5 billion.

•	Third quarter EBITDA was $165 million, an increase of 17% versus prior year, and pretax income was $102 million, both excluding unusual items.

•	Domestic Car Rental EBITDA increased 52% versus prior year.

•	Third quarter pretax income was $83 million.

•	Substantial progress on initiatives to reduce costs, diversify rental fleet and refinance vehicle-backed debt.

Parsippany, N.J., November 2, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today announced results for its third quarter, which ended September 30, 2009. The Company had revenue of $1.5 billion, a decrease of 14% versus third quarter 2008, and pretax income of $83 million. Excluding restructuring costs, an adverse litigation judgment and a 2008 impairment charge, third quarter EBITDA increased 17% to $165 million and pretax income increased 17% to $102 million.

“The operating trends that characterized the second quarter continued into the third quarter, with strong domestic leisure pricing, up 13% year-over-year, offsetting soft demand levels. Domestic pricing increased 9% across the Avis and Budget brands, reflecting gains in both leisure and commercial segments. We remained intensely focused on controlling expenses throughout our operations and have increased our forecast of realized cost savings for 2009 to $350-400 million,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer.

“The strength of the used car market definitely provided some wind at our back during the quarter, allowing us to actively manage the fleet in concert with demand to optimize pricing. Despite revenues that were almost $240 million lower than last year, the combination of strong pricing, cost reduction initiatives and aggressive fleet management enabled us to deliver strong gains in EBITDA versus last year’s third quarter results,” Mr. Nelson said.

Executive Summary

In the third quarter, our car rental revenues decreased 14% year-over-year, driven primarily by a 21% decrease in rental days. Time and mileage revenue per day increased 9% excluding the effects of foreign-exchange movements and increased 9% on a reported basis. Ancillary revenues (excluding gas and customer recoveries) increased 8% per rental day year-over-year.

Our car fleet costs decreased 25% primarily due to a 21% reduction in our average fleet and a better-than-anticipated 4% decrease in our per-unit fleet costs. Other operating expenses decreased 140 basis points to 47.7% of revenue primarily due to lower gasoline costs and our cost savings initiatives, partially offset by the effects of lower rental volumes. Selling, general and administrative costs increased 60 basis points to 10.5% of revenue, primarily due to the absence of incentive compensation expense accruals in third quarter 2008. Excluding this item, selling, general and administrative expenses decreased 30 basis points as a percentage of revenue.

Truck rental revenue declined due to a 9% decline in rental days and a slight decrease in time and mileage revenue per rental day. The decrease in rental days was driven by decreased commercial and local consumer rentals, partially offset by an increase in one-way rental volumes. Truck rental EBITDA increased $7 million due to cost saving initiatives and lower fleet costs, partially offset by the decline in revenue.

Business Segment Discussion

The following discussion of third quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2009	2008	% change
Revenue	$1,109	$1,319	(16)%
EBITDA	$102	$67	52%

Revenue declined primarily due to a 23% decrease in rental days offset by a 9% increase in time and mileage per day rates. EBITDA increased as the decline in volume was more than offset by the increase in time and mileage rate per day, a decline in net gasoline expense and cost saving actions. EBITDA includes $1 million of restructuring costs in third quarter 2009 and $5 million in third quarter 2008.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2009	2008	% change
Revenue	$250	$265	(6)%
EBITDA	$56	$60	(7)%

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Revenue decreased primarily due to a 9% decline in rental days partially offset by a 4% increase in time and mileage per day rates. Excluding the impact of foreign exchange, time and mileage per day rates increased 9%. The reported decrease in EBITDA was entirely due to the impact of exchange rates ($10 million) as an increase in per-unit fleet costs was offset by higher pricing.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2009	2008	% change
Revenue	$106	$116	(9)%
EBITDA	$13	$6	117%

Truck rental revenue declined due to a 9% decline in rental days. EBITDA increased due to lower fleet costs and cost-reduction efforts, partially offset by the decline in rental days.

Other Items

•

Debt Covenant Compliance – As of September 30, 2009, the Company remained in compliance with its financial covenant requirements under its senior credit facility. EBITDA for the latest twelve months for covenant purposes of approximately $177 million exceeded the minimum requirement of $80 million.

•

Vehicle Financing – Since June, the Company’s Avis Budget Rental Car Funding (AESOP) LLC subsidiary has completed $2.8 billion of domestic fleet financing in three separate transactions: in July, we completed an offering of $450 million three-year asset-backed securities; in early October, we closed an additional offering of $450 million three-year asset-backed securities; and in late October, we completed the renewal of our domestic bank conduit fleet facility, which will provide $1.95 billion in financing. These transactions substantially complete our domestic fleet financing requirements for 2010.

•	Corporate Financing – In October, the Company completed an offering of $345 million 3.50% Convertible Senior Notes, which mature in 2014.

•

Fleet Negotiations – The Company has largely completed its agreements with auto manufacturers for the purchase of model-year 2010 vehicles. Based on these agreements, the Company expects that no single manufacturer will account for more than 25% of its U.S. rental car fleet and that per-unit vehicle costs will be lower for model-year 2010 vehicles compared to the prior model-year’s.

•

Unusual Item – The Company recorded an $18 million charge in its Corporate and Other segment in third quarter 2009 as a result of a jury verdict in a breach-of-contract case filed by one of our licensees in 2003 with respect to our acquisition of our Budget vehicle rental business in 2002. We believe the verdict is unsupported by the evidence and will seek to vacate or appeal the jury’s decision.

•

Carey – Our third quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services, which declined $4 million year-over-year due to challenging conditions in the business travel environment. These results are included in the Corporate and Other segment.

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Outlook

While demand for vehicle rentals appears to have stabilized, the Company expects the macroeconomic climate will remain challenging and rental volumes in the fourth quarter will again be lower than in the comparable 2008 period. Based on rental and reservation activity to date, the Company expects that favorable year-over-year pricing comparisons will continue in the fourth quarter. The Company also expects to keep the size of its rental fleet in line with rental demand, as it has throughout 2009.

The used car market continued to strengthen over the course of the third quarter. Our domestic fleet costs are now expected to increase 4-6% on a per-unit basis in 2009, including a modest year-over-year decrease in fourth quarter 2009. The Company is continuing its efforts to reduce costs and enhance productivity through its Performance Excellence initiative and expects the benefits of this program to exceed $100 million over the course of 2009. Such benefits are expected to be incremental to the more than $270 million of annual savings generated by the Company’s five-point cost-reduction and efficiency improvement plan and from cost-reduction actions the Company implemented in third quarter 2008.

Investor Conference Call

Avis Budget Group will host a conference call to discuss third quarter results on November 3, 2009, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately ten minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on November 3, 2009 until 8:00 p.m. (ET) on November 10 at (402) 220-9786, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 24,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to fourth quarter and full year 2009 results, future fleet costs, refinancing plans and cost saving initiatives are forward-looking statements.

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Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, a greater-than-anticipated downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the period ended June 30, 2009 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

5

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Income Statement Items
Net revenues	$1,465	$1,701	(14)%	$3,971	$4,723	(16)%
Income (loss) before income taxes	83	(1,186)	*	11	(1,179)	*
Net income (loss)	57	(1,006)	*	2	(1,003)	*
Earnings (loss) per share—Diluted	0.54	(9.91)	*	0.02	(9.84)	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,465	$1,701	(14)%	$3,971	$4,723	(16)%
Income before income taxes	102	87	17%	44	96	(54)%
Net income	69	57	21%	23	61	(62)%
Earnings per share—Diluted	0.65	0.55	18%	0.21	0.60	(65)%

	As of
	September 30, 2009	December 31, 2008
Balance Sheet Items
Cash and cash equivalents (B)	$470	$258
Vehicles, net	6,135	7,164
Debt under vehicle programs	4,516	6,034
Corporate debt	1,885	1,789
Stockholders’ equity	229	93

Segment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Net Revenues
Domestic Car Rental	$1,109	$1,319	(16)%	$3,100	$3,695	(16)%
International Car Rental	250	265	(6)%	597	725	(18)%
Truck Rental	106	116	(9)%	273	300	(9)%
Corporate and Other	—	1	*	1	3	*

Total Company	$1,465	$1,701	(14)%	$3,971	$4,723	(16)%

EBITDA (C)
Domestic Car Rental	$102	$67	52%	$128	$128	0%
International Car Rental	56	60	(7)%	93	116	(20)%
Truck Rental	13	6	117%	12	4	200%
Corporate and Other	(25)	(3)	*	(36)	(11)	*

Total Company	$146	$130	12%	$197	$237	(17)%

Reconciliation of EBITDA to Pretax Income (loss)
Total Company EBITDA	$146	$130		$197	$237
Less: Non-vehicle related depreciation and amortization	26	23		71	62
Interest expense related to corporate debt, net	37	31		114	92
Impairment (A)	—	1,262		1	1,262

Income (loss) before income taxes	$83	$(1,186)	*	$11	$(1,179)	*

*	Not meaningful.
(A)	During the three and nine months ended September 30, 2009, we recorded unusual items of $19 million and $33 million, respectively. For the three months ended September 30, 2009, these items consist of $18 million ($11 million, net of tax) for an adverse litigation judgment and $1 million ($1 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan. For the nine months ended September 30, 2009, these items consist of (i) $18 million ($11 million, net of tax) for an adverse litigation judgment, (ii) $14 million ($9 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan and (iii) $1 million ($1 million, net of tax) for impairment of an investment. During the three and nine months ended September 30, 2008, we recorded unusual charges of (i) $1,262 million ($1,056 million, net of tax) for the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc., and $13 million ($8 million, net of tax) for restructuring and other items.
(B)	The balance at September 30, 2009 and December 31, 2008 includes $6 million and $10 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Vehicle rental	$1,123	$1,298	$3,036	$3,611
Other	342	403	935	1,112

Net revenues	1,465	1,701	3,971	4,723

Expenses
Operating (A)	731	847	2,020	2,435
Vehicle depreciation and lease charges, net	357	473	1,104	1,296
Selling, general and administrative	155	171	421	513
Vehicle interest, net	75	74	215	234
Non-vehicle related depreciation and amortization	26	23	71	62
Interest expense related to corporate debt, net	37	31	114	92
Restructuring charges	1	6	14	6
Impairment	—	1,262	1	1,262
Separation costs, net	—	—	—	2

Total expenses	1,382	2,887	3,960	5,902

Income (loss) before income taxes	83	(1,186)	11	(1,179)
Provision for (benefit from) income taxes	26	(180)	9	(176)

Net income (loss)	$57	$(1,006)	$2	$(1,003)

Earnings (loss) per share
Basic	$0.55	$(9.91)	$0.02	$(9.84)
Diluted	$0.54	$(9.91)	$0.02	$(9.84)

Weighted average shares outstanding
Basic	102.3	101.6	102.1	101.9
Diluted	104.5	101.6	103.4	101.9

(A)	Operating expenses for the three and nine months ended September 30, 2009 include $18 million for an adverse litigation judgment.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008 (B)	% Change	2009	2008 (B)	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	19,167	24,783	(23)%	57,230	72,584	(21)%
Time and Mileage Revenue per Day	$45.06	$41.17	9%	$42.09	$39.50	7%
Average Rental Fleet	278,189	359,771	(23)%	281,707	353,789	(20)%

International Car Rental Segment

Rental Days (000’s)	3,774	4,139	(9)%	10,065	11,046	(9)%
Time and Mileage Revenue per Day (A)	$46.28	$44.60	4%	$40.83	$45.72	(11)%
Average Rental Fleet	55,101	62,675	(12)%	52,177	57,360	(9)%

Total Car Rental

Rental Days (000’s)	22,941	28,922	(21)%	67,295	83,630	(20)%
Time and Mileage Revenue per Day	$45.26	$41.66	9%	$41.90	$40.32	4%
Average Rental Fleet	333,290	422,446	(21)%	333,884	411,149	(19)%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,089	1,195	(9)%	2,882	3,151	(9)%
Time and Mileage Revenue per Day	$77.50	$77.74	(0)%	$75.01	$75.69	(1)%
Average Rental Fleet	28,871	30,068	(4)%	29,195	29,764	(2)%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage per day, (5) percentage points and (14) percentage points are due to movements in foreign exchange rates in the three months and nine months ended September 30, 2009, respectively, with time and mileage revenue per day increasing by 9 percentage points and 3 percentage points, respectively, excluding foreign-exchange effects.
(B)	Amounts presented for 2008 average rental fleet for Domestic Car Rental and Total Car Rental were adjusted, by less than 1%, to conform to the current year's presentation.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2009
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$154
Net cash provided by operating activities of vehicle programs	1,096

Net cash provided by operating activities	1,250

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(9)
Net cash provided by investing activities of vehicle programs	429

Net cash provided by investing activities	420

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	90
Net cash used in financing activities of vehicle programs	(1,577)

Net cash used in financing activities	(1,487)

Effect of changes in exchange rates on cash and cash equivalents	29

Net increase in cash and cash equivalents	212
Cash and cash equivalents, beginning of period	258

Cash and cash equivalents, end of period	$470

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2009
Pretax income	$11
Addback of non-cash, non-vehicle related depreciation and amortization	71
Working capital and other (B)	128
Capital expenditures	(19)
Tax payments, net of refunds	(16)
Vehicle programs and (gain) loss on vehicle sales (C)	(82)

Free Cash Flow	93

Borrowings, net	92
Foreign exchange effects and other	27

Net increase in cash and cash equivalents (per above)	$212

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net separation-related outflows of $6 million.
(C)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle backed assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2009
Free Cash Flow (per above)	$93
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	(429)
Financing activities of vehicle programs	1,577
Capital expenditures	19
Proceeds received on asset sales	(10)

Net Cash Provided by Operating Activities (per above)	$1,250

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three and nine months ended September 30, 2009, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended September 30, 2009, unusual items consisted of $18 million for an adverse litigation judgment for a breach of contract claim related to our acquisition of our Budget vehicle rental business in 2002, and $1 million for restructuring-related expenses. For the nine months ended September 30, 2009, unusual items consisted of (i) 18 million for an adverse litigation judgment for a breach of contract claim related to our acquisition of our Budget vehicle rental business in 2002, (ii) $14 million for restructuring-related expenses and (iii) a $1 million impairment charge related to an investment.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, the litigation expense referred to above and the impairment of an investment as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2009.

Reconciliation of EBITDA excluding unusual items to net income:

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
EBITDA, excluding unusual items	$165	$229

Less: Non-vehicle related depreciation and amortization	26	71
Interest expense related to corporate debt, net	37	114

Income before income taxes, excluding unusual items	102	44

Less unusual items:
Litigation costs	18	18
Restructuring charges	1	14
Impairment	—	1

Income before income taxes	83	11
Provision for income taxes	26	9

Net income	$57	$2

Reconciliation of net income, excluding unusual items to net income:

Net income, excluding unusual items	$69	$23
Less unusual items, net of tax:
Litigation costs	11	11
Restructuring charges	1	9
Impairment	—	1

Net income	$57	$2

Earnings per share, excluding unusual items (diluted)	$0.65	$0.21

Earnings per share (diluted)	$0.54	$0.02

Shares used in non-GAAP per share calculations-diluted	104.5	103.4

The accompanying press release presents EBITDA and income before income taxes for the three and nine months ended September 30, 2008 excluding unusual items. Unusual items consist of restructuring-related expenses and the settlement of a litigation claim for EBITDA. For income before income taxes, unusual items include (i) restructuring-related expenses, (ii) the settlement of a litigation claim, (iii) separation-related costs and (iv) the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc.

During the three and nine months ended September 30, 2008, we recorded (i) $6 million of restructuring costs primarily related to severance for headcount reductions, (ii) a $5 million charge for the settlement of a litigation claim and (iii) a charge of $1,262 million for the impairment of goodwill, our tradenames asset and our investment in Carey to reflect a decline in their fair values compared to their carrying values. During the nine months ended September 30, 2008, we recorded $2 million in separation-related costs. Separation-related costs were expenses incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. Table 1 presents income (loss) before income taxes, income (loss) from continuing operations and EPS from continuing operations (diluted), excluding unusual items.

Reconciliation of EBITDA excluding unusual items to net loss:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
EBITDA, excluding unusual items	$141	$250
Less: Non-vehicle related depreciation and amortization	23	62
Interest expense related to corporate debt, net	31	92

Income before income taxes, excluding unusual items	87	96

Less unusual items:
Separation-related costs	—	2
Restructuring charge	6	6
Settlement of a litigation claim	5	5
Impairment of goodwill, tradenames and equity investment	1,262	1,262

Loss before income taxes	(1,186)	(1,179)
Benefit from income taxes	(180)	(176)

Net loss	$(1,006)	$(1,003)

Reconciliation of net income, excluding unusual items to net loss:

Net income, excluding unusual items	$57	$61
Less unusual items, net of tax:
Separation-related costs	—	1
Restructuring charge	4	4
Settlement of a litigation claim	3	3
Impairment of goodwill, tradenames and equity investment	1,056	1,056

Net loss	$(1,006)	$(1,003)

Earnings per share, excluding unusual items (diluted)	$0.55	$0.60

Earnings per share (diluted)	$(9.91)	$(9.84)

Shares used in non-GAAP per share calculations-diluted	101.6	101.9

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs and (iii) asset sales, if any. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.